Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES INCREASE IN 2005 DIVIDEND

GUIDANCE

New Century Increases Annual Dividend to $6.50 Per Share

Irvine, Calif., February 14, 2005, New Century Financial Corporation (NYSE: NEW), New Century Financial Corporation, a real estate investment trust and one of the nation’s largest non-prime mortgage lenders today announced that the company has increased their 2005 dividend guidance to $6.50 per share.

On Thursday, February 10, 2005, the company’s senior management team hosted an Analyst/Investor Day luncheon in New York to discuss in greater depth its business, initiatives for 2005 and the marketplace. This webcasted event is archived with an accompanying slide presentation on the company’s website at (www.ncen.com).

About New Century

New Century Financial Corporation is a real estate investment trust and one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the company’s 2005 dividend guidance of $6.50 per share or more. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to increase its portfolio income; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the assumptions underlying the company’s risk management practices; and (xiv) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the Annual Report of New Century TRS Holdings, Inc., one of the company’s wholly-owned subsidiaries (“New Century TRS”), on Form 10-K for the year ended December 31, 2003, as amended, and other periodic filings of New Century Financial Corporation and New Century TRS with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking statements contained in this press release.